Consent of Independent Registered Public Accounting Firm

To the Board of Trustees of
Destra Investment Trust:

We consent to the use of our report dated December 20, 2010 included herein, and to the reference to our Firm under the headings “Disclosure of Portfolio Holdings” and “Other Service Providers” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois
December 20, 2010